Exhibit 5.2

ONE SHELL PLAZA	AUSTIN
910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234	BEIJING DALLAS DUBAI HONG KONG HOUSTON LONDON
FAX +1 713.229.1522 www.bakerbotts. com	MOSCOW NEW YORK PALO ALTO RIYADH
WASHINGTON
June 9, 2009
Mariner Energy, Inc.
One BriarLake Plaza, Suite 2000
2000 West Sam Houston Parkway South
Houston, Texas 77042
Ladies and Gentlemen:
     Mariner Energy, Inc., a Delaware corporation (the “Company”), has engaged us to render the opinions we express below in connection with its proposed offering and sale of $300,000,000 aggregate principal amount of 11.75% Senior Notes Due 2016 (the “Notes”) and related subsidiary guarantees (the “Subsidiary Guarantees”) pursuant to the registration statement on Form S-3 (Reg. No. 333-159682) filed by the Company and certain of its subsidiaries (the “Subsidiary Guarantors”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), which relates to the offering and sale of various securities from time to time pursuant to Rule 415 under the Act. In this letter, “Registration Statement” means that registration statement when it became effective under the Act.
     For purposes of the opinions we express below, we have examined, among other agreements, instruments and documents, the following:
     (a) the Company’s Second Amended and Restated Certificate of Incorporation, and Fourth Amended and Restated Bylaws, each as in effect on the date of this letter;
     (b) the certificates of incorporation or certificates of formation and the bylaws or limited liability company agreements, as the case may be, of each of the Subsidiary Guarantors, each as in effect on the date of this letter;
     (c) the Registration Statement and the prospectus included in the Registration Statement;
     (d) the form of Indenture to be entered into among the Company, as issuer, any Subsidiary Guarantors party thereto, as guarantors, and the trustee (including any supplemental indenture relating to the Notes and the Subsidiary Guarantees, the “Indenture”);
     (e) the prospectus supplement dated June 4, 2009 that the Company prepared and filed with the SEC on June 5, 2009 pursuant to Rule 424(b)(5) under the Act (the “Prospectus Supplement”);
     (f) the underwriting agreement dated June 4, 2009 (the “Underwriting Agreement”) among the Company, the Subsidiary Guarantors and Credit Suisse Securities (USA) LLC, Banc of America Securities LLC, J.P. Morgan Securities Inc., Wachovia Capital Markets, LLC and Citigroup Global Markets Inc., as representatives of the several underwriters named on Schedule A thereto (the “Underwriters”), relating to the offering and sale of the Notes and the Subsidiary Guarantees;

Mariner Energy, Inc.	2	June 9, 2009
     (g) the resolutions of the Board of Directors of the Company and its Pricing Committee authorizing the issuance of the Notes and approving the terms of the offering and sale of the Notes;
     (h) the resolutions of the Boards of Directors, Manager or Member, as applicable, of each of the Subsidiary Guarantors authorizing the issuance and sale of the Subsidiary Guarantees;
     (i) other corporate and limited liability company records of the Company and the Subsidiary Guarantors, as applicable;
     (j) certificates of public officials and of representatives of the Company and the Subsidiary Guarantors;
     (k) statutes; and
     (l) other instruments and documents.
     In making our examination, we have relied on certificates of the Company and of public officials with respect to the accuracy of the factual matters those certificates cover or contain, and we have assumed that all signatures on documents examined by us are genuine, all documents submitted to us as originals are authentic and complete and all documents submitted to us as certified or photostatic copies are true and correct copies of such documents.
     On the basis of the foregoing and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Notes and the Subsidiary Guarantees will, when they have been duly issued, authenticated and delivered by the trustee in accordance with the terms of the Indenture and duly purchased and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, be legal, valid and binding obligations of the Company and the Subsidiary Guarantors, respectively, enforceable against the Company and the Subsidiary Guarantors, respectively, in accordance with their respective terms, except as that enforcement is subject to (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally, (b) general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law) and (c) public policy, applicable law relating to indemnification and contribution and an implied covenant of good faith and fair dealing.
     The opinions set forth above are limited in all respects to matters of the contract law of the State of New York, the General Corporation Law of the State of Delaware and applicable federal securities laws of the United States of America, each as in effect on the date hereof.

Mariner Energy, Inc.	3	June 9, 2009
     We hereby consent to the filing of this opinion of counsel with the SEC as Exhibit 5.2 to the Company’s Current Report on Form 8-K reporting the offering of the Notes. We also consent to the references to our Firm under the heading “Legal Matters” in the Prospectus Supplement and under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit we are in the category of persons whose written consent Section 7 of the Act requires to be filed in connection with the Registration Statement.
Very truly yours,
/s/ Baker Botts L.L.P.
KBR/MBH/JAR